EXHIBIT 99.1

News Release

For Further Information
Linda McDougall, Media Relations, 816-932-7542
Mark Barnett, Investor Relations, 816-701-4443

H&R BLOCK ANNOUNCES SETTLEMENT IN TEXAS LITIGATION
14 Cent Second Quarter Charge to Cover Company’s Share of the Cost

FOR RELEASE NOV. 19, 2002

     KANSAS CITY, Mo. – H&R Block Inc. (NYSE:HRB) today announced that it has reached an agreement with the plaintiff class in a Texas class action lawsuit, Haese v. H&R Block, Inc., et al, Case No. 96-423 in the District Court of Kleberg County, Texas, related to refund anticipation loans. The settlement provides a five-year package of coupons that class members can use to obtain a variety of tax preparation and tax planning services from H&R Block.

     As part of the settlement, plaintiffs’ attorneys have agreed to withdraw all other similar cases outstanding in Texas: Haese, et al. v. H&R Block, Inc., et al., Case No. 99-314 in District Court for Kleberg County, Texas, and Martinez, et al. v. H&R Block, Inc., et al., Case No. 02-3629-E, in District Court of Nueces County, Texas. The settlement is subject to the court’s approval.

     The company’s major franchisee, which operates more than half of all H&R Block offices in Texas, is also a party to the settlement and will share a portion of the total settlement cost. H&R Block’s share of the settlement cost – including plaintiff class legal fees and expenses, tax products and associated mailing expenses – will result in a one-time charge of 14 cents per share in the company’s second fiscal quarter. In addition, the company will recognize the cost of the tax preparation rebate coupons as they are redeemed each year. The cost to the company of this aspect of the settlement is expected to be minimal over the five-year life of the program, due in part to the offsetting effect of additional revenues as class members return to H&R Block.

     Under the terms of the agreement, in which the company and other defendants continue to deny liability, H&R Block and its major franchisee in Texas will provide a package of five, $20 non-transferable rebate coupons that can be redeemed when mailed to a claims administrator along with the client’s receipt for tax preparation or electronic filing services at Block offices in Texas. The class members will also receive five transferable mail-in coupons each for TaxCut® software and the new H&R Block

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H&R Block Settlement – page 2

Tax Planning Advisor book, which offers year-round tax-planning information and strategies. The retail value of the software is $39.95, while the book’s retail value is $14.95. Class members can redeem one each of the tax preparation, software and book coupons every year for five years, beginning after final approval of the settlement. The coupons will be issued to Texas class members who received a refund anticipation loan between 1992 and 1996.

     “Texas class members benefit because they’ll receive an attractive package of tax services to help them prepare their taxes and make tax planning decisions. H&R Block benefits because this settlement will help us retain current clients and encourage former clients to return to us for tax preparation assistance,” said Mark A. Ernst, chairman and chief executive officer.

     “We believe that it’s in the best interest of our shareholders to limit the period of uncertainty related to this litigation,” Ernst continued. “We strongly disagree with the claims made by the plaintiffs and are disappointed in the court’s early rulings. Even though we believe we would have ultimately prevailed, we think this settlement is preferable to what would have undoubtedly been a lengthy and costly trial and appeals process.”

     The settlement was approved by H&R Block’s board of directors late Monday, and preliminary approval by the Texas court will be sought in the near future. Claims of Texas class members against H&R Block in the Zawikowski v. Beneficial National Bank, et al. case pending in the United States District Court for the Northern District of Illinois, were carved out of the Zawikowski settlement at a hearing in Chicago last Friday. Any settlement approved in the Zawikowski case will not involve such Texas claims.

Second Quarter H&R Block Guidance

     In accordance with accounting rules, H&R Block will record its share of the settlement expense as a $41.7 million pre-tax charge, or 14 cents per share, in its second quarter ended Oct. 31, 2002.

     In a separate matter, the company said it would also take an additional $6 million pretax charge, or 2 cents per share, related to the previously announced second step of the goodwill impairment review of H&R Block Financial Advisors Inc., in accordance with Statement of Financial Accounting Standards (SFAS) no. 142. As outlined in its first quarter press release and analyst call, the company elected to test the fair value of the goodwill in its investment services segment as of July 31, 2002, due to the unsettled market conditions in the industry. The first step of the test, performed by an independent valuation firm, indicated that the market value of the investment services segment was lower than its carrying value by $18 million. The second step of the analysis calculated the fair value of goodwill for this segment and determined the actual amount of the impairment, with any adjustments to be recorded in the second quarter.

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H&R Block Settlement – page 3

     Excluding these special charges, the company expects to report a second-quarter loss of 5 cents to 6 cents per share, as compared to a loss of 15 cents per share in the comparable quarter the previous year. H&R Block typically reports losses from operations in quarters outside the tax-filing season. The company’s second quarter results will be discussed during a conference call on Nov. 26, 2002.

     During that call, the company will discuss its earnings outlook in more detail, including a discussion of the Texas litigation settlement and yesterday’s capital market sale of mortgage residuals that resulted in a pre-tax gain of $122.4 million, less accretion that would have otherwise been recorded in the 2003 fiscal year.

     The information contained in this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based upon current information, expectations, estimates and projections regarding the company, the industries and markets in which the company operates, and management’s assumptions and beliefs relating thereto. These statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors including, but not limited to, the uncertainty that all conditions to which the settlement in the Haese case is subject will be satisfied, the uncertainty that the courts will give final approval to the settlements in the Haese and/or Zawikowski cases, the uncertainty that any order approving any of the settlements will not be successfully reversed on appeal, the uncertainty as to the final costs to the company of any approved litigation settlements, the uncertainty as to the exact effect on future financial results of the company of any completed litigation settlements, the uncertainty that the company will achieve its revenue, earnings or earnings per share growth goals or expectations for fiscal year 2003, the uncertainty that actual financial results for fiscal year 2003 and any quarter therein will fall within the guidance provided by the company, the risks of litigation involving the company and its subsidiaries, and the risks described from time to time in reports and registration statements filed by the company and its subsidiaries with the Securities and Exchange Commission. Readers should take these factors and risks into account in evaluating any such forward-looking statements.

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About H&R Block

H&R Block Inc. (www.hrblock.com,http://hrblock.com>) is a diversified company with subsidiaries that deliver tax services and financial advice, investment and mortgage products and services, and business accounting and consulting services. As the world’s largest tax services company, H&R Block served nearly 23 million clients during fiscal year 2002. Clients were served at the approximately 10,400 H&R Block retail offices worldwide and through the company’s award-winning software, TaxCut®, and its online tax services. H&R Block is the only major tax and financial services company that focuses primarily on helping middle-income taxpayers achieve their financial goals. Investment services and securities products are offered through H&R Block Financial Advisors Inc., member NYSE, SIPC. H&R Block Inc. is not a registered broker-dealer. H&R Block Mortgage Corp. offers retail mortgage products. Option One Mortgage Corp. offers wholesale mortgage products and a wide range of mortgage services. RSM McGladrey Inc. serves mid-sized businesses with accounting, tax and consulting services.